EXHIBIT 10.8

                      EXCLUSIVE WORLDWIDE LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this "Agreement") is made and entered into as of the 1st day of May, 2003 ("Effective Date"), by and between DYNECO CORPORATION, a Minnesota corporation with an address at 564 International Place, Rockledge Florida 32955 ("DynEco"); and PARKER-HANNIFIN CORPORATION, an Ohio corporation located at 6035 Parkland Boulevard, Cleveland, Ohio 44124-4141 (together with its subsidiaries "Parker").

                                R E C I T A L S:

Whereas, DynEco has developed air compressors and hydrogen circulators currently referred to as "UniVane", for fuel cell air management systems, and is the owner of certain intellectual property therein.

Whereas Parker desires to manufacture and sell such compressors and circulators, under license from DynEco, pursuant to the terms and conditions specified herein.

Now therefore, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

As used in this agreement, the following terms when written with initial capital letters shall have the meanings set forth below:

1.1 Licensed Products: Shall mean air compressors and hydrogen circulators, including but not limited to the products identified on Exhibit A hereto. The products covered by the term "Licensed Products" may be updated or modified by mutual written agreement between the parties.

1.2 Licensed Technology: Shall mean all DynEco knowledge and information (including but not limited to trade secrets and know-how) pertaining to the Licensed Products, including all designs, specifications, drawings, test procedures, prototypes, test results, manufacturing processes and techniques, manufacturing equipment, sources of supply, packaging, uses, applications, market studies, marketing data and customer requirements of the Licensed Products.

1.3 Licensed Patent(s): Shall mean all patents now or later owned or controlled by DynEco during the term of this Agreement which contain claims that would be infringed by the manufacture, use and/or sale of the Licensed Products, including without limitation, the patents listed on Exhibit B hereto. Exhibit B shall be updated as appropriate during the Term of this Agreement if any further patents are acquired by or issued to DynEco.

1.4      Territory:  Shall mean the World.

1.5      Net Selling Price shall mean:

         a. the price at which a Licensed Product is invoiced in an arm's length transaction less any discounts, commissions, refunds, returns, sales taxes, shipping charges which are included and listed on the applicable invoice, or

         b. if no separate price is invoiced for a Licensed Product, the Net Selling Price of such Licensed Product shall be deemed to be:

                  (1) the lowest Net Selling Price of a similar Licensed Product when sold or leased by Parker in a similar transaction, or

                  (2) if such lowest Net Selling Price cannot be reasonably be determined by Parker (for example, where a Licensed Product is sold or leased as part of a larger apparatus or system) the Net Selling Price shall be deemed to be that portion of the net proceeds of the arm's length sale or lease of the relevant larger apparatus or system which includes said Licensed Product which bears the same relation to such net proceeds as the production cost or the Licensed Product bears to the production cost of the relevant larger apparatus or system.

                  The term "Net Selling Price" shall i) only encompass the sale of the Licensed Products actually shipped and invoiced by Parker to an unrelated entity; ii) exclude the production cost of the motor and motor controller designed by Parker for the Licensed Products, as well as the cost of any peripheral components, such as solenoid valves, air filters, etc. incorporated into the Licensed Products by Parker . For purpose of this Agreement, the phrase "unrelated entity" means an entity which is not a subsidiary or affiliate of the Parker-Hannifin Corporation. Any transfers between related entities, that is, subsidiaries or affiliates of the Parker-Hannifin Corporation, will not be considered a sale of the Licensed Products, provided, however, that a sale or lease of such Licensed Products by such subsidiary or affiliate shall be subject to sublicense agreement under Article 2.3 hereof.

1.6 Parker Market: Shall mean all fields of use including, without limitation, the fuel cell market.

1.7 Term: Shall mean the longer of: i) the last to expire Licensed Patent, or ii) the final use by Parker or its customers of the Licensed Technology, subject to Article 9.1 herein.

                                   ARTICLE II
                              DYNECO LICENSE GRANTS

2.1 The grants by DynEco of this Article II shall become effective upon execution of this Agreement by both parties.

2.2      Subject to the provisions of Article 2.3 hereof, DynEco grants to
         Parker:

         a. an exclusive, worldwide royalty bearing license under Licensed Patents to make, have made, use, have used, lease, sell and have sold Licensed Products, including any subsystems and components therefore, for the Parker Market, and

         b. an exclusive, worldwide royalty bearing right to use Licensed Technology in connection with the utilization by Parker of the license granted in subparagraph 2.2 a of this Article II.

2.3 Subject to the requirements of this Agreement, DynEco agrees that Parker shall have the right to grant sublicenses within the scope of this Agreement to its subsidiaries and affiliates under the grants of this Article II and to transmit Licensed Technology obtained by Parker hereunder to such sublicensees. Parker shall require each of such sublicensees to enter into an agreement with DynEco prior to such transmittal of Licensed Technology so that such sublicensees are directly liable and accountable to DynEco for acts and omissions in violation of their sublicenses under this Agreement.

                                   ARTICLE III
                                   NONCOMPETE

DynEco will not directly or indirectly i) make, have made, use, import into, or sell into the Territory and into the Parker Market any Licensed Products; or ii) work with, license or otherwise develop Licensed Technology with third parties for use in the Parker Market, unless prior authorization is received from Parker.
                                   ARTICLE IV
                                 PARKER EFFORTS

Parker will use reasonable commercial efforts to promote the sale of the Licensed Products in the Territory into the Parker Market, however the nature and extent of Parker's efforts will be entirely within its discretion.

                                    ARTICLE V
                                    ROYALTIES

For Licensed Products manufactured by Parker under Article II above, Parker will pay a royalty fee according to the following:

5.1 Royalty Fee. For the first three (3) years after the Effective Date, the Royalty Fee will be calculated by multiplying the Royalty Rate specified in Article 5.2 by the Net Selling Price of Licensed Products sold or leased by Parker that include Licensed Technology. After the first three (3) years, the Royalty Fee will be calculated by multiplying the Royalty Rate specified in Article 5.2 by the Net Selling Price of Licensed Products sold or leased by Parker that are covered by at least one valid and enforceable claim of a Licensed Patent in the relevant country of sale or which include Licensed Technology incorporating Information of DynEco protected under the Confidential Disclosure Agreement between DynEco and Parker dated January 17 and 18, 2003.

5.2 Royalty Rate. The Royalty Rate will be: o Fifteen percent (15%) of Net Selling Price for the first 50 Licensed Products in a calendar year o Ten Percent (10%) of Net Selling Price for the next 51 to 250 Licensed Products in a calendar year o Eight Percent (8%) of Net Selling Price for the next 251-10000 Licensed Products in a calendar year o Six Percent (6%) of Net Selling Price for 10001 or more Licensed Products in a calendar year.

5.3 Minimum Royalty Fee. Beginning with the calendar year starting January 1, 2007, in the event the Royalty Fee payable by Parker under Article
         5.1 above is less than $100,000 (the "Minimum Royalty Fee") per calendar year, then Parker may, at Parker's sole discretion, remit to

         DynEco the difference between the actual Royalty Fee paid for the calendar year and the Minimum Royalty Fee for that particular calendar year, or the license granted to Parker under Article II of this Agreement will convert to a non-exclusive license and DynEco's restrictions under Article III will terminate. The remainder of this Agreement will be unchanged. The Minimum Royalty Fee will be due no later than the December 31st quarterly Royalty Fee payment for the particular calendar year as described in Article 5.5 below.

5.4 Reduction of Royalty Fee. In the event Parker becomes obligated to pay intellectual property-based royalties to others in connection with the manufacture, use or sale of the Licensed Products, Parker may deduct from the Royalty Fee payments due to DynEco under this Agreement an amount equal to fifty percent (50%) of the royalties paid by Parker to such others.

5.5 Quarterly Payments and Reports. Parker will pay the Royalty Fee quarterly based upon calendar quarters ending March 31, June 30, September 30 and December 31. Within forty five (45) days after the end of each such calendar period, Parker will deliver to DynEco its written report of the Net Selling Price of the Licensed Products, the applicable Royalty Rate, and the amount of the Royalty Fee earned during the quarter being reported. Concurrently with the making of each such report, Parker will pay DynEco the Royalty Fee shown as due on the report. No more than once each calendar year, DynEco may have its independent certified public accountants audit Parker's records with respect to the Royalty Fee calculations at reasonable times upon reasonable advance notice, provided such accountants will maintain all information of Parker in strict confidence and will only disclose to DynEco the amount of the Net Selling Price of Licensed Products during the time period covered by the audit.

                                   ARTICLE VI
                                   TECHNOLOGY

6.1 Transfer of Information. Within thirty (30) days following the Effective Date of this Agreement, DynEco shall fully disclose to Parker, at no cost, all DynEco-possessed Licensed Technology not previously disclosed to Parker, including any models and prototypes, and shall provide at Parker's request for a reasonable period of time thereafter, such assistance at no cost to Parker, that is reasonable and necessary to enable Parker to satisfactorily utilize the subject matter to be licensed hereunder.

6.2 Consulting Services. DynEco shall provide a qualified individual(s), acceptable to Parker, to provide consulting services to Parker for developing and improving the Licensed Product. Such consulting services shall continue for an initial period of twelve (12) months beginning June 1, 2003, and thereafter on a month-to-month basis unless ninety
         (90) day notice is given by one party to the other prior to the end of the initial period or any subsequent period of its desire to terminate the services. Such consulting services shall be performed pursuant to the Consulting Agreement attached hereto as Exhibit C.

6.3 Maintenance Fees. DynEco will timely pay any maintenance fees and other governmental fees due for the Licensed Patents such that the Licensed Patents remain enforceable. In the event DynEco desires not to pay such fees, DynEco will first notify Parker with sufficient time before such fees are due, and will give Parker the right (but not the obligation) to pay such fees to keep such Licensed Patents enforceable, in which case Parker may deduct the fees from any royalty fees due DynEco under
         Article V above.

6.4 Infringement. Parker and DynEco each shall promptly advise the other of all relevant facts pertaining to any known, suspected, or threatened infringement of the Licensed Patents. DynEco, at its sole cost and expense shall have the first right, but not the obligation, to attempt to stop any such infringement by taking such action as DynEco, in its sole judgment, deems appropriate, including prosecution of a lawsuit. In the event DynEco fails to take any action against the alleged infringer within six (6) months of becoming aware of such infringement, or otherwise upon agreement with Parker, Parker thereafter shall have the right but not the obligation, at its sole cost and expense, to attempt to stop such alleged infringement by taking such action as Parker, in its sole judgment, deems appropriate including prosecution of a lawsuit. In the event that either Party institutes suit against any such alleged infringer, the other Party hereby agrees to be named as a nominal party thereto and to provide reasonable assistance to the other party. The Parties hereby agree that all recoveries and awards that may be obtained as a result of any action taken by Parker or DynEco with respect to any such infringement, including any settlement, shall be the sole and exclusive property of the Party taking such action. All recoveries and awards that may be obtained as a result of any mutual actions undertaken by mutual written agreement of the Parties shall be allocated equally among the Parties provided that each has contributed equally to the expenses, or otherwise upon agreement by the parties.

                                   ARTICLE VII
                                   TRADEMARKS

Parker may use its own trademarks and tradenames with the Licensed Products, which use will be entirely in Parker's discretion. Any such use of the Parker marks and names will inure to the benefit of Parker.

                                  ARTICLE VIII
                         REPRESENTATIONS AND WARRANTIES

DynEco represents and warrants to Parker and agrees that:

         a. DynEco is the sole and exclusive owner of the Licensed Patents, and of the Licensed Technology that will be delivered to Parker.

         b. There are no liens, claims against or other encumbrances on DynEco's title to, and DynEco has not previously conveyed any rights to any other party with respect to, the Licensed Patents and the Licensed Technology. DynEco will not encumber such title or grant any rights to any other party under such Licensed Patents and Licensed Technology during the term of any licenses to Parker under this Agreement that would interfere in any way with Parker's rights under this Agreement.

         c. DynEco does not have any knowledge as to any patent rights, trade dress rights, design rights or other intellectual property rights of any other party that are infringed by or that have been alleged to be infringed by the Licensed Products, and/or the Licensed Technology.

         d. Except as expressly provided above, DYNECO MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES IN RESPECT OF THE LICENSED PRODUCTS OR THEIR CONDITION, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE BY PARKER.

                                   ARTICLE IX
                                  MISCELLANEOUS

9.1      Termination.

         This Agreement may be terminated at any time:

         a. Upon written notice to the other Party by reason of any material default or material breach of this Agreement, provided that the defaulting Party shall have received prior written notice of the specific default or breach and shall have failed to cure the default within ninety (90) days after a notice has been sent by the aggrieved party to the defaulting party.

         b. By one party if the other party shall file a petition in bankruptcy, shall be adjudicated as bankrupt, shall take advantage of the insolvency laws of any state or country, shall make an assignment for the benefit of creditors, shall be voluntarily or involuntarily dissolved, or shall have a receiver, trustee, or other court officer appointed for its property.

         c.       With the written consent of the other Party.

9.2 Applicable Law. This Agreement will be governed and construed in accordance with the laws of the State of Ohio, without regard to Ohio's provisions regarding the conflicts of laws.

9.3 Independent Agency. Neither party to this Agreement will be deemed an agent, employee, partner or joint venturer with any other party to this Agreement.

9.4 Assignment. This Agreement shall not be assignable by either party except with the written consent of the other, or except with the sale of transfer with the portion of the business to which this Agreement relates.

9.5 Notice. Any notification, reports or payment which is required to be given pursuant to this Agreement will be deemed effective upon receipt when delivered to the following address:

         IF TO PARKER:          Fuel Cell Business Unit
                                Fluid Control Division
                                95 Edgewood Avenue
                                New Britain, Connecticut 06051
                                Attention: Fuel Cell Business Manager

         With a Copy to:        Parker-Hannifin Corporation
                                6035 Parkland Blvd.
                                Cleveland, Ohio 44124
                                Attention: President, Climate and
                                           Industrial Controls Group

         IF TO DynEco:          DynEco Corporation
                                564 International Place
                                Rockledge, Florida  32955
                                Attention: President

         With a copy to:

9.6 Disputes. Any controversy or claim arising out of or relating to this agreement, or to the Licensed Patents or to the Technical Information or to the enforcement, breach, termination or validity of any of the foregoing, will be settled by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration in effect on the date of this agreement by a sole arbitrator (www.cpradr.org). Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Cleveland, Ohio. The arbitrator is not empowered to award trebled, punitive or any other damages in excess of compensatory damages, and each party irrevocably waives any claim to recovery or to recover any such damages. The arbitrator shall make a reasoned award.

9.7 Entire Agreement. This Agreement states the entire agreement between DynEco and Parker and supersedes all proposals, communications or agreements, whether oral or written between DynEco and Parker concerning the subject matter hereof. No waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by the duly authorized corporate officers of Parker-Hannifin Corporation and by DynEco. No written waiver, alteration or modification made in accordance with the provisions hereof shall have effect unless it expressly references this Agreement. Nothing in this Agreement will limit the right of either party to develop, acquire, make, have made, use or sell products outside the scope of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth below.

DynEco CORPORATION                      PARKER-HANNIFIN CORPORATION



By: Thomas C. Edwards                   By Stephen F. Burgess

Signature: /s/ Thomas C. Edwards        Signature: /s/ Stephen F. Burgess

Title: President                        Title: Technology Team Leader

Date: May 13, 2003                      Date: May 9, 2003